As filed with the Securities and Exchange Commission on February 28, 2014.
Registration No. 333-______
______________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Key Technology, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0822509
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington	99362
(Address of principal executive offices)	(Zip Code)

Key Technology, Inc. 2010 Equity Incentive Plan
(Full title of the plan)
John J. Ehren
President and Chief Executive Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, Washington 99362
(509) 529-2161

(Name, address and telephone number of agent for service)

Copies to:
Thomas P. Palmer
Tonkon Torp LLP
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, Oregon 97204
(503) 221-1440

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):
[ ] Large accelerated filer [x] Accelerated filer [ ] Non-accelerated filer [ ] Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	350,000 shares(2)	$12.50(3)	$4,375,000.00	$563.50

(1) There are also registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the Key Technology, Inc. 2010 Equity Incentive Plan (the "Plan") in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.
(2) This filing registers 350,000 shares of common stock of Key Technology, Inc. (the "Company") reserved for issuance under the Plan. Each share of common stock is accompanied by a preferred stock purchase right provided for by the Second Amended and Restated Rights Agreement, dated as of November 13, 2007, as the same may be amended from time-to-time, between the Company and American Stock Transfer & Trust Company, as rights agent.
(3) The offering price of $12.50 per share was the average of the high and low prices of the Company's common stock on February 25, 2014 on the Nasdaq Global Market. The aggregate offering price is estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c).
In accordance with Rule 429(a), this filing incorporates by reference Registration Statements on Form S-8, including the reoffer prospectuses contained therein, filed on November 17, 2000 (Registration No. 333-50130) and September 23, 2005 (Registration No. 333-128512), each as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statements filed on September 11, 2007 (Registration No. 333-50130), Registration Statement on Form S-8 filed on July 24, 2008 (Registration No. 333-152506) and Registration Statement on Form S-8 filed on August 8, 2011 (Registration No. 333-176384).

Explanatory Note
Key Technology, Inc. (the "Company") has prepared this Registration Statement (the "Registration Statement") in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register 350,000 shares of common stock of the Company reserved for issuance under the Key Technology, Inc. 2010 Equity Incentive Plan (the "Plan"). The shares to be registered on this Registration Statement are of the same class as those securities covered by the Company's previously-filed registration statements on Form S-8 filed on November 17, 2000 (Registration No. 333-50130) and September 23, 2005 (Registration No. 333-128512), each as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statements filed on September 11, 2007 (Registration No. 333-50130), the Registration Statement on Form S-8 filed on July 24, 2008 (Registration No. 333-152506), which also constitutes Post-Effective Amendment No. 2 to Registration Statements Nos. 333-50130 and 333-128512, and the Form S-8 Registration Statement filed on August 18, 2011 (Registration No. 333-176384), which also constitutes Post-Effective Amendment No. 3 to Registration Statement Nos. 333-50130 and 333-128512 and Post-Effective Amendment No. 1 to Registration Statement No. 333-152506. (collectively, the "Prior Registration Statements"). Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements, including reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that the Company has filed since the dates of the Prior Registration Statements. Pursuant to Rule 429(b) under the Securities Act, this Registration Statement will also constitute Post-Effective Amendment No. 4 to Registration Statement Nos. 333-50130 and 333-128512, Post-Effective Amendment No. 2 to Registration Statement No. 333-152506, and Post-Effective Amendment No. 1 to Registration Statement No. 333-176384.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for by Part I of this Registration Statement in respect of the Plans will be sent or given to participants in such Plans as specified by Rule 428(b)(1) under the Securities Act. The documents made available to the Plan participants are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The contents of the Prior Registration Statements and the following documents filed by the Company with the SEC are incorporated herein by reference:

(a)	the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on December 13, 2013;

(b)	the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed with the SEC on February 7, 2014;

(c)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report referred to in (a) above;

(d)
the description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on May 24, 1993 by which the Company's common stock was registered under Section 12 of the Exchange Act, and the description of common stock incorporated therein by reference to the Registration Statement on Form S-1 (Registration No. 333-6194) filed with the Commission on May 24, 1993, as amended by Amendment No. 1 filed with the Commission on July 2, 1993 and Amendment No. 2 filed with the Commission on July 13, 1993, and declared effective on July 15, 1993, under the caption "Description of Capital Stock" therein; and

(e)
the description of the Company's preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on June 24, 1998, as amended by the Company's Registration Statement on Form 8-A filed with the Commission on January 16, 2008, and any other amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate by reference information furnished to but not filed with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel.

A member of Tonkon Torp LLP, legal counsel to the Company, is the Secretary of the Company and owns 46,500 shares of the Company's common stock.

Item 6. Indemnification of Directors and Officers

The Oregon Business Corporation Act (the "Act") authorizes a corporation to indemnify an officer or director made party to a proceeding because the officer or director is or was an officer or director against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney's fees) if: (a) the conduct of the officer or director was in good faith, (b) the officer or director reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, (c) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful, (d) in the case of any proceeding by or in the right of the corporation, if such officer or director was not adjudged liable to the corporation, and (e) in connection with any other proceeding charging improper personal benefit to the director or officer, if the director or officer was not adjudged liable on the basis that personal benefit was improperly received by the director or officer. The Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Company's Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws allow the Company to indemnify officers and directors to the fullest extent permitted by law.
The Act further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any unlawful distribution as defined under the Act, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws provide that, to the fullest extent permitted by law, no director shall be personally liable to the Company or its shareholders for monetary damages for conduct as a director.
The Company has entered into indemnification agreements with each director and certain officers that indemnify them to the full extent authorized or permitted by the Act.
The Company has purchased directors' and officers' liability insurance. Subject to conditions, limitations and exclusions in the policy, the insurance covers amounts required to be paid for a claim or claims made against directors and officers for any act, error, omission, misstatement, misleading statement or breach of duty by directors and officers in their capacity as directors and officers of the Company.
Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made and to the extent required by the Securities Act and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on February 28, 2014.
KEY TECHNOLOGY, INC.

By: /s/ John J. Ehren
John J. Ehren
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John J. Ehren and Jeffrey T. Siegal, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacities	Date

/s/ Charles H. Stonecipher	Chairman of the Board	February 28, 2014
Charles H. Stonecipher

/s/ John J. Ehren	President, Chief Executive Officer and Director	February 28, 2014
John J. Ehren

/s/ Jeffrey T. Siegal	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2014
Jeffrey T. Siegal

/s/ Richard Lawrence	Director	February 28, 2014
Richard Lawrence

/s/ John E. Pelo	Director	February 28, 2014
John E. Pelo

/s/ Michael L. Shannon	Director	February 28, 2014
Michael L. Shannon

/s/ Donald A. Washburn	Director	February 28, 2014
Donald A. Washburn

/s/ Frank L.A. Zwerts	Director	February 28, 2014
Frank L.A. Zwerts

INDEX TO EXHIBITS

Exhibit
Number        Exhibit

4.1	Restated Articles of Incorporation (filed as Exhibit 3.1 to the Form 10-Q filed with the Securities and Exchange Commission on May 9, 2008 and incorporated herein by reference).

4.2	Amended and Restated Bylaws, dated May 7, 2008 (filed as Exhibit 3.2 to the Form 10-K filed with the Securities and Exchange Commission on December 12, 2008 and incorporated herein by reference).

4.3
Second Amended and Restated Rights Agreement, dated as of November 13, 2007, between Key Technology, Inc. and American Stock Transfer and Trust Company (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2007 and incorporated herein by reference).

5.1*	Opinion of Tonkon Torp LLP.

23.1*	Consent of Grant Thornton LLP, Independent Auditors.

23.2*	Consent of Tonkon Torp LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	2010 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 3, 2011).

99.2
Amendment No. 1 to the 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 2, 2014).

*Filed herewith